Code of Ethics and Personal Trading Policy

Code of Ethics
As noted in Policy I – Management Oversight, the Advisers Act imposes a fiduciary duty on investment advisers. As a fiduciary, Amplify Investments, LLC. (Amplify) has a duty of utmost good faith to act solely in the best interests of each of our clients. Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle, in conjunction with Rule 204-1 of the Advisor’s ACT, underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

These Code of Ethics’ Principles express Amplify’s recognition of its responsibilities. They  apply to all employees of the firm. As used herein, “employee” means any manager, director, officer, partner, Investment Advisory Representative, clerical, administrative or other employee of the firm. Any/all references in this Code of Ethics and Personal Trading Policy to the term CCO or Compliance Officer will represent Edward Keiley.

Standards of Business Conduct
This Code of Ethics consists of the following core principles:

1.	The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.

2.
Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.

3.	Employees will not take inappropriate advantage of their position with the firm.

4.	Employees are expected to act in the best interest of each of our clients, to include:
•	Not soliciting clients through false or misleading communications or advertisements.
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Not engaging in conduct involving dishonesty, fraud, deceit or misrepresentation, or knowingly make a false or misleading statement to a client, employer, employee, professional colleague, governmental or other regulatory body or official, or any other person or entity.

•	Regarding discretionary authority, acting only in accordance with the authority set forth in the governing legal instrument (e.g., special power of attorney, trust, letters testamentary, etc.).
•	Not commingling client funds or other property with an employee’s personal funds and/or property of the firm.
•	Not disclose any confidential information without the specific consent of the client in compliance with Amplify’s Confidentiality and Privacy Policies.

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5.	Employees are expected to comply with federal securities laws such as the Investment Advisors Act of 1940, Investment Company Act of 1940, the Securities Act of 1933, etc.

Strict adherence to this policy will assist the employee in complying with this important requirement.

Protection of Material Nonpublic Information
It is  the policy  of  Amplify that no  transaction may be initiated in  any  security by any employee, either for the account of a client or for an employee's own account, when any person at the firm may be in possession of material, non-public information with respect to   such   security. Such non-public   information  shall   include   information concerning proposed sales by the firm, on behalf of its clients, of significant amounts of an issuer's securities or pending negotiations by the firm for the purchase or sale of significant amounts of such securities.

Non-public information also includes material information concerning the business or prospects of any issuer of securities that may have come into the possession of any employee of the firm under circumstances in which there is a reasonable basis for a belief that such information: (a) derives from members of the issuer's management or other persons in a fiduciary or confidential relationship with the issuer; or (b) has otherwise been received from a source under circumstances in which such source reasonably expected confidentiality to be maintained. Any employee who has such information, or who believes he or she may possibly be construed to have it, must report immediately to the compliance officer all facts relating to the situation.

Any employee who has such information or believes he/she may have such information, whether derived from a source within or outside our firm, must pursue either one or both of the following courses of action, depending on his/her evaluation of the circumstances:

1.
He/she must notify the operations department that the security involved is restricted and that no solicited orders to buy or sell it are permitted. He/she must also review any unsolicited orders prior to entry to make sure that they are really coincidental, unsolicited orders.

2.
He/she must immediately inform CCO of the full circumstances surrounding the receipt of non-public information; they must then consider together whether such information is material and, if necessary, consult the firm's attorney. If in doubt, the stock should be restricted pending further study or outside developments.

If the information previously deemed material becomes public, the same persons who initiated the restrictions may rescind them.

It is equally important that employees recognize that material; non-public information must not be disclosed to third parties, whether they are relatives, friends or business associates. As to any and all negotiations or discussions held between employees and third parties concerning the acquisition or disposition of substantial firm portfolio positions, it shall be premised that the occurrence of such discussions or negotiations or the substance thereof constitute material, non-public information and such discussions shall not be disclosed to any person outside the firm.

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Under the Federal Securities laws, the penalty for trading while in possession of material inside information can include a prison term and a civil penalty of three times the profit earned or loss avoided as a result of the transaction.

Personal Conduct
A.	Acceptance of Gifts

Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de-minimis value ($100) from any person or entity doing business with Amplify. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose.

B.	Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and our clients.

C.	Outside Business Interests

All outside business activities must be  monitored and reviewed by the CCO. Prior to accepting and initiating any outside business, related or not, employees must consult the CCO. Outside employment for non-exempt employees may be considered for approval provided there is no conflict of interest and it does not interfere with their primary job requirements at Amplify.

Approval for outside employment for exempt and commissioned employees must be obtained through the means of a review procedure with the CCO to determine the potential for conflict of interest.

On an annual basis, all employees will be required to certify if they have obtained outside employment, providing the company name, address, phone number and listing of job duties as required. All certifications will be kept on file in operations.

D.	Annual Employee Acknowledgement

New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. As required by SEC Rule 204A-1, all employees are required to acknowledge such annually in connection  with  the  firm’s  annual  policy  acknowledgement  process. All employee acknowledgements will be kept on file in operations.

Personal Trading and Reporting Requirements
A.	Holdings Report

All employees, upon employment with the firm, must submit to the CCO a report of their current securities holdings for all accounts held with Amplify or with another firm to include:
•
The title and type of security, and as applicable the exchange ticker symbol or cusip number, number of shares, and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership;

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•	The name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit; and
•	The date the report is submitted to the CCO.

All holdings reports must be submitted no later than 10 days after employment begins with Amplify and the information must be current as of a date no more than 45 days prior to the date of submission. In addition, in lieu of transaction reports, each employee shall be required to have Amplify receive a duplicate copy, on a quarterly basis, of the account statement for each account maintained by an employee, his or her spouse or immediate family member held away from FCC. Each employee will certify on an annual basis that he/she has not bought or sold any securities except as shown on the provided statements. The CCO will review and initial all held away account statements that are received. In the event that a statement is not available within 30 days of the quarter end for any held away account, the employee would be required to submit a holdings summary detailing any/all transactions that have occurred within that quarter.

Periodically, all FCC employee accounts will be reviewed by the CCO, to verify that all employee purchases or sells are in compliance with Amplify’s policies and procedures.

B.	Personal Trading Restrictions
1.	Pre-approval of All Personal Securities Transactions Regarding Equities, ETF’s, Initial Public Offerings and Private Placements.

All employees are required to obtain approval from the CCO before completing any securities transactions involving equities, ETFs, an initial public offering (“IPO”) or a private placement. All personal securities transaction approvals will be retained by operations.

2.	Personal Securities Transactions Restricted “Black-Out” Period.

All employees  are restricted  for  a  period  of 5 calendar days prior  and 5 calendar days after a client places a transaction or receives a recommendation to complete a securities transaction regarding an equity or ETF, from completing a personal securities transaction in the same security for their own account. This “black-out” restriction applies to all employee and employee related accounts.

C.	Record Keeping Requirements
Amplify will keep the following records regarding this Code of Ethics and Personal Trading Policy:
•	Historic copies of this Code of Ethics and Personal Trading Policy;
•	Employees’ acknowledgements of receipt, either written or electronic, of the Code of Ethics and Personal Trading Policy;
•	Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

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All  personal  transaction  reports  made  by  employees and/or copies of brokerage  statements for a rolling 1-year (example, September statements of current year will replace September statements of previous years); and

•
Trading approvals of all personal securities transactions in equities, ETFs, IPOs and private placements, as well as any documentation of the reasons Amplify approved such transaction for a period of 6 years.

D.	De Minimis Pre-Clearance Exemption.
•	Equity Trades in 300 or fewer shares or 3 contracts if options of an issuer that has at least $1 billion in market capitalization may be traded without limitation.
•
Fixed Income Purchases and sales of $100,000 or greater of a single bond issue by supervised persons in their accounts shall not be executed prior to the completion of all client orders pending in the same bond.

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Same Day Trade Prohibition. If an associated person requests to make a trade in the same security on the same day or within T+3 settlement period with a security listed on the COE Pre-Clearance list, the associated person’s trade will require preclearance regardless of position size.

Code of Ethics and Personal Trading Policy Violations
All employees are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another employee). Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to the Oversight Committee on a timely basis.

Employees are encouraged to report any violations or apparent violations. Such reports by employees will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO determined the employee reported such apparent violation in good faith.

Code of Ethics and Personal Trading Policy Sanctions
Upon discovering a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges. For additional information on general sanctions for violation of the firm’s policies, refer to our Sanctions Policy.

AMPLIFY CODE OF ETHICS REVISED 09-23-2016